Exhibit 99.1
Avid Technology Announces Second Quarter 2021 Results

19.7% Year-Over-Year Revenue Growth, driven by Continued Subscription Growth and Recovery in Integrated Solutions

$6.6 million in Net Cash Provided by Operating Activities and Free Cash Flow of $5.6 million in the Quarter

Net Income per Share of $0.15 and Non-GAAP Net Income per Share of $0.25, a 108% Improvement Year-Over-Year

Full Year 2021 Guidance: Raises Free Cash Flow Guidance and Reaffirms All Other Guidance

BURLINGTON, Mass., August 3, 2021 -- Avid® (NASDAQ: AVID), a leading technology provider that powers the media and entertainment industry, today announced its financial results for the second quarter ended June 30, 2021, provided guidance for the third quarter of 2021, raised full-year guidance for Free Cash Flow, and reaffirmed all other full-year 2021 guidance.

Total revenue increased 19.7% year-over-year in the second quarter, driven by (i) continued growth in Subscription revenue, which was $21.5 million, an increase of 30.9% year-over-year and (ii) a recovery in Integrated Solutions revenue, which was $31.3 million, an increase of 50.5% year-over-year.

During the second quarter, net income was $7.0 million, an increase of 279.7% year-over-year, and Adjusted EBITDA was $15.8 million, an increase of 17.1% year-over-year. The improvement in profitability also resulted in significant year-over-year improvement in net cash provided by operating activities to $6.6 million, and Free Cash Flow to $5.6 million.

Second Quarter 2021 Financial and Business Highlights

•Subscription revenue was $21.5 million, an increase of 30.9% year-over-year.

•Paid Cloud-enabled software subscriptions, including MediaCentral subscriptions, increased by 43.2%, year-over-year to approximately 346,000 at June 30, 2021, and increased by approximately 19,000 from March 31, 2021.

•Subscription and Maintenance revenue was $52.0 million, an increase of 10.5% year-over-year.

•Total revenue was $94.9 million, an increase of 19.7% year-over-year.

•LTM Recurring Revenue % was 76.1% of the Company’s revenue for the 12 months ended June 31, 2021, up from 69.8% for the 12 months ended June 30, 2020.

•Annual Contract Value was $293.1 million as of June 30, 2021, an increase of 10.5% from $265.3 million as of June 30, 2020.

•Gross margin was 63.4%, a decrease of 160 basis points year-over-year. Non-GAAP Gross Margin was 63.9%, a decrease of 150 basis points year-over-year. One-time items of $1.2M negatively impacted GAAP and Non-GAAP Gross Margin by 120 basis points in the second quarter of 2021.

•Operating expenses were $51.1 million, an increase of 17.6% year-over-year, as the second quarter of 2020 included significant temporary cost savings initiatives put in place due to the COVID-19 pandemic. Non-GAAP Operating Expenses were $47.0 million, an increase of 16.0% year-over-year.

•Net income was $7.0 million, an increase of 279.7% year-over-year. Net income was 7.4% of revenue, an increase of 510 basis points year-over year. Non-GAAP Net Income was $11.6 million, an increase of

128.5% year-over-year. Non-GAAP Net Income was 12.2% of revenue, an increase of 580 basis points year-over-year.
•Net income per common share was $0.15, up from net income per common share of $0.04 in the second quarter of 2020. Non-GAAP Net Income per Share was $0.25, up from Non-GAAP Net Income per Share of $0.12 in the second quarter of 2020.

•Adjusted EBITDA was $15.8 million, an increase of 17.1% year-over-year. Adjusted EBITDA Margin was 16.7%, a year-over-year decrease of 30 basis points, as the second quarter of 2020 included significant temporary cost savings initiatives put in place due to the COVID-19 pandemic.

•Net cash provided by operating activities was $6.6 million in the quarter, an increase of $10.1 million compared to Net cash used in operating activities of ($3.5) million in the prior year period.

•Free Cash Flow was $5.6 million in the quarter, an increase of $10.8 million from ($5.2) million in the prior year period.

Jeff Rosica, Avid’s Chief Executive Officer and President, stated, “We are pleased by the continued strong performance from our Subscriptions business and by the recovery of our Integrated Solutions business, including storage and live sound, during the second quarter.” Mr. Rosica continued, “We experienced gradual improvement in end market demand during the second quarter, and expect that the momentum from this recovery trend will continue into the second half of 2021 as we introduce several new product innovations across our portfolio.”

Ken Gayron, Chief Financial Officer and Executive Vice President of Avid, added, “We continued to grow our recurring revenue streams and deliver year-over-year growth in profitability and Free Cash Flow during the second quarter.” Mr. Gayron continued, “Having delivered this strong first half performance and favorable trajectory we are raising our 2021 Free Cash Flow Guidance and reaffirming all other items of our 2021 annual guidance.”

Third Quarter and Full Year 2021 Guidance

For the third quarter of 2021, Avid is providing guidance for Revenue, Subscription & Maintenance Revenue, Non-GAAP Net Income per Share and Adjusted EBITDA. Avid has also increased its full-year 2021 guidance for Free Cash Flow and reaffirmed its full-year 2021 guidance for Revenue, Subscription & Maintenance Revenue, Non-GAAP Net Income per Share and Adjusted EBITDA that was issued on May 5, 2021.

($ in millions, except per share amounts) Third Quarter 2021
Revenue $94 – $100
Subscription & Maintenance Revenue $51 – $55
Non-GAAP Net Income per Share $0.20 – $0.28
Adjusted EBITDA $14 – $18

____ Full-Year 2021
Revenue $382 – $402
Subscription & Maintenance Revenue $217 – $225
Non-GAAP Net Income per Share $1.05 – $1.27
Adjusted EBITDA $69 – $79
Free Cash Flow $49 – $57

All guidance presented by the Company is inherently uncertain and subject to numerous risks and uncertainties. Avid’s actual future results of operations could differ materially from those shown in the table above. For a discussion of some of the key assumptions underlying the guidance, as well as the key risks and uncertainties associated with these forward-looking statements, please see “Forward-Looking Statements” below as well as the Avid Technology Q2 2021 Earnings Call presentation posted on Avid’s Investor Relations website at ir.Avid.com.

Conference Call to Discuss Second Quarter 2021 Results on August 3, 2021

Avid will host a conference call to discuss its financial results for the first quarter on Tuesday, August 3, 2021, at 5:30 p.m. Eastern Time. Participants may join the webcast in listen-only mode and access the presentation slides using the link on the Avid Investor Relations website, which can be found on the events tab at ir.Avid.com. Participants who would like to ask a question can access the call by dialing +1 929-477-0593 and referencing confirmation code 3169916. Please connect at least 15 minutes in advance to ensure a timely connection to the call. A replay of the webcast will also be available for a limited time on the Avid Investor Relations website shortly after the completion of the call.

Non-GAAP Financial Measures and Operational Metrics

Avid includes non-GAAP financial measures in this press release, including Adjusted EBITDA, Adjusted EBITDA Margin, Free Cash Flow, Non-GAAP Gross Margin, Non-GAAP Operating Expenses, Non-GAAP Net Income, and Non-GAAP Net Income per Share. The Company also includes the operational metrics of Cloud-enabled software subscriptions, Recurring Revenue, LTM Recurring Revenue % and Annual Contract Value in this release. Avid believes the non-GAAP financial measures and operational metrics provided in this release provide helpful information to investors with respect to evaluating the Company’s performance. Unless noted, all financial and operating information is reported based on actual exchange rates. Definitions of the non-GAAP financial measures and the operational metrics are included in our Form 8-K filed today. Reconciliations of the non-GAAP financial measures presented in this press release to the Company's comparable GAAP financial measures for the periods presented are set forth below and are included in the supplemental financial and operational data sheet available on our Investor Relations website at ir.Avid.com, which also includes definitions of all operational metrics.

This press release also includes expectations for future Adjusted EBITDA, Non-GAAP Net Income per Share and Free Cash Flow, which are forward-looking non-GAAP financial measures. Reconciliations of these forward-looking non-GAAP measures are not included in this press release or elsewhere, due to the high variability and difficulty in making accurate forecasts and projections of some of the information excluded from the estimation of the non-GAAP results, together with some of the excluded information not being ascertainable or accessible at this time. As a result, we are unable to quantify certain amounts that would be required to be included in the most directly comparable GAAP financial measure without unreasonable efforts.

Forward-Looking Statements

Certain information provided in this press release includes forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Examples of forward-looking statements include statements regarding our future financial performance or position, results of operations, business strategy, plans and objectives of management for future operations, and other statements that are not historical fact. You can identify forward-looking statements by their use of forward-looking words such as “may”, “will”, “anticipate”, “expect”, “believe”, “estimate”, “intend”, “plan”, “should”, “seek”, or other comparable terms.

Readers of this press release should understand that these forward-looking statements are not guarantees of performance or results. Forward-looking statements provide our current expectations and beliefs concerning future events and are subject to risks, uncertainties, and factors relating to our business and operations, all of which are difficult to predict and could cause our actual results to differ materially from the expectations expressed in or implied by such forward-looking statements.

These risks, uncertainties, and factors include, but are not limited to: risks related to the impact of the coronavirus (COVID-19) outbreak on our business, suppliers, consumers, customers and employees; our liquidity; our ability to execute our strategic plan including our cost saving strategies, and to meet customer needs; our ability to retain and hire key personnel; our ability to produce innovative products in response to changing market demand, particularly in the media industry; our ability to successfully accomplish our product development plans; competitive factors; history of losses; fluctuations in our revenue based on, among other things, our performance and risks in particular geographies or markets; our higher indebtedness and ability to service it and meet the obligations thereunder; restrictions in our credit facilities; our move to a subscription model and related effect on our revenues and ability to predict future revenues; fluctuations in subscription and maintenance renewal rates; elongated sales cycles; fluctuations in foreign currency exchange rates; seasonal factors; adverse changes in economic conditions; variances in our revenue backlog and the realization thereof; risks related to the availability and prices of raw materials, including any negative effects caused by inflation, weather conditions, or health pandemics; disruptions or inefficiencies in our supply chain and/or operations, including from the COVID-19 outbreak; the costs, disruption, and diversion of management's attention due to the COVID-19 outbreak; the possibility of legal proceedings adverse to our Company; and other risks described in our reports filed from time to time with the U.S. Securities and Exchange Commission. Moreover, the business may be adversely affected by future legislative, regulatory or other changes, including tax law changes, as well as other economic, business and/or competitive factors. The risks included above are not exhaustive. We caution readers not to place undue reliance on any forward-looking statements includes in this press release which speak only as to the date of this press release. We undertake no responsibility to update or revise any forward-looking statements, except as required by law.

About Avid

Avid delivers the most open and efficient media platform, connecting content creation with collaboration, asset protection, distribution, and consumption. Avid’s preeminent customer community uses Avid’s comprehensive tools and workflow solutions to create, distribute and monetize the most watched, loved and listened to media in the world—from prestigious and award-winning feature films to popular television shows, news programs and televised sporting events, and celebrated music recordings and live concerts. With the most flexible deployment and pricing options, Avid’s industry-leading solutions include Media Composer®, Pro Tools®, Avid NEXIS®, MediaCentral®, iNEWS®, AirSpeed®, Sibelius®, Avid VENUE™, FastServe®™ and Maestro™. For more information about Avid solutions and services, visit www.Avid.com, connect with Avid on Facebook, Instagram, Twitter, YouTube, LinkedIn, or subscribe to Avid Blogs.

© 2021 Avid Technology, Inc. All rights reserved. Avid, the Avid logo, Avid NEXIS, FastServe, AirSpeed, iNews, Maestro, MediaCentral, Media Composer, Pro Tools, Avid VENUE, and Sibelius are trademarks or registered trademarks of Avid Technology, Inc. or its subsidiaries in the United States and/or other countries. All other trademarks are the property of their respective owners. Product features, specifications, system requirements and availability are subject to change without notice.

Contacts

Investor contact: PR contact:
Whit Rappole Jim Sheehan
Avid Avid
ir@Avid.com jim.sheehan@Avid.com

AVID TECHNOLOGY, INC.
Consolidated Statements of Operations
(unaudited - in thousands except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
Net revenues:
Products	$37,178	$27,635	$70,445	$62,346
Services	57,698	51,646	118,795	103,388
Total net revenues	94,876	79,281	189,240	165,734

Cost of revenues:
Products	20,083	16,954	39,576	37,916
Services	14,655	10,765	28,110	23,105
Total cost of revenues	34,738	27,719	67,686	61,021
Gross profit	60,138	51,562	121,554	104,713

Operating expenses:
Research and development	16,093	13,068	31,510	28,493
Marketing and selling	21,354	19,690	42,098	44,979
General and administrative	13,678	10,604	27,313	23,348
Restructuring costs, net	15	140	1,089	285
Total operating expenses	51,140	43,502	102,010	97,105

Operating income	8,998	8,060	19,544	7,608

Interest and other expense, net	(1,633)	(5,498)	(7,306)	(10,781)
Income (loss) before income taxes	7,365	2,562	12,238	(3,173)
Provision for income taxes	359	717	841	839
Net income (loss)	$7,006	$1,845	$11,397	$(4,012)

Net income (loss) per common share – basic	$0.15	$0.04	$0.25	$(0.09)
Net income (loss) per common share – diluted	$0.15	$0.04	$0.25	$(0.09)

Weighted-average common shares outstanding – basic	45,211	43,719	44,887	43,486
Weighted-average common shares outstanding – diluted	46,550	44,180	46,420	43,486

AVID TECHNOLOGY, INC.
Reconciliations of GAAP financial measures to Non-GAAP financial measures
(unaudited - in thousands except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
GAAP revenue
GAAP revenue	$94,876	$79,281	$189,240	$165,734

Non-GAAP Gross Profit
GAAP gross profit	$60,138	$51,562	$121,554	$104,713
Stock-based compensation	478	275	918	475
Non-GAAP Gross Profit	$60,616	$51,837	$122,472	$105,188
GAAP Gross Margin	63.4%	65.0%	64.2%	63.2%
Non-GAAP Gross Margin	63.9%	65.4%	64.7%	63.5%

Non-GAAP Operating Expenses
GAAP operating expenses	$51,140	$43,502	$102,010	$97,105
Less Amortization of intangible assets	(105)	(105)	(210)	(201)
Less Stock-based compensation	(3,159)	(2,450)	(6,136)	(4,359)
Less Restructuring costs, net	(15)	(140)	(1,089)	(285)
Less Acquisition, integration and other costs	(838)	—	(1,207)	183
Less Efficiency program costs	—	(235)	(48)	(366)
Less COVID-19 related expenses	(20)	(62)	(22)	(248)
Non-GAAP Operating Expenses	$47,003	$40,510	$93,298	$91,829

Non-GAAP Operating Income and Adjusted EBITDA
GAAP net income (loss)	$7,006	$1,845	$11,397	$(4,012)
Interest and other expense	1,633	5,498	7,306	10,781
Provision for income taxes	359	717	841	839
GAAP operating income	$8,998	$8,060	$19,544	$7,608
Amortization of intangible assets	105	105	210	201
Stock-based compensation	3,637	2,726	7,054	4,835
Restructuring costs, net	15	140	1,089	285
Acquisition, integration and other costs	838	—	1,207	(183)
Efficiency program costs	—	235	48	366
COVID-19 related expenses	20	62	22	248
Non-GAAP Operating Income	$13,613	$11,328	$29,174	$13,360
Depreciation	2,202	2,172	4,321	4,314
Adjusted EBITDA	$15,815	$13,500	33,495	17,674
GAAP net income margin	7.4%	2.3%	6.0%	(2.4)%
Adjusted EBITDA Margin	16.7%	17.0%	17.7%	10.7%

Non-GAAP Net Income
GAAP net income (loss)	$7,006	$1,845	$11,397	$(4,012)
Amortization of intangible assets	105	105	210	201
Stock-based compensation	3,637	2,726	7,054	4,835
Restructuring costs, net	15	140	1,089	285
Acquisition, integration and other costs	838	—	1,207	(183)
Efficiency program costs	—	235	48	366
COVID-19 related expenses	20	62	22	248
Loss on extinguishment of debt	—	—	3,748	7
Tax impact of non-GAAP adjustments	(10)	(31)	(159)	(41)
Non-GAAP Net Income	$11,611	$5,082	$24,616	$1,706
Weighted-average common shares outstanding - basic	45,211	43,719	44,887	43,486
Weighted-average common shares outstanding - diluted	46,550	44,180	46,420	43,486
Non-GAAP Earnings Per Share - basic	$0.26	$0.12	$0.55	$0.04
Non-GAAP Earnings Per Share - diluted	$0.25	$0.12	$0.53	$0.04

Free Cash Flow
GAAP net cash provided by (used in) operating activities	$6,585	$(3,507)	$18,898	$(9,112)
Capital expenditures	(1,021)	$(1,733)	(2,275)	$(3,212)
Free Cash Flow	$5,564	$(5,240)	$16,623	$(12,324)
Free Cash Flow conversion of Adjusted EBITDA	35.2%	(38.8)%	49.6%	(69.7)%

These non-GAAP measures reflect how Avid manages its businesses internally. Avid’s non-GAAP measures may vary from how other companies present non-GAAP measures. Non-GAAP financial measures are not based on a comprehensive set of accounting rules or principles. This non-GAAP information supplements, and is not intended to represent a measure of performance in accordance with, disclosures required by generally accepted accounting principles, or GAAP.  Non-GAAP financial measures should be considered in addition to, not as a substitute for or superior to, financial measures determined in accordance with GAAP.

AVID TECHNOLOGY, INC.
Consolidated Balance Sheets
(unaudited - in thousands, except per share data)

	June 30,	December 31,
	2021	2020
ASSETS
Current assets:
Cash and cash equivalents	$53,337	$79,899
Restricted cash	1,422	1,422
Accounts receivable, net of allowances of $1,369 and $1,478 at June 30, 2021 and December 31, 2020, respectively	58,746	78,614
Inventories	24,242	26,568
Prepaid expenses	8,774	6,044
Contract assets	21,828	18,579
Other current assets	2,265	2,366
Total current assets	170,614	213,492
Property and equipment, net	14,762	16,814
Goodwill	32,643	32,643
Right of use assets	26,561	29,430
Deferred tax assets, net	6,254	6,801
Other long-term assets	5,871	5,958
Total assets	$256,705	$305,138

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$21,775	$21,823
Accrued compensation and benefits	23,103	29,105
Accrued expenses and other current liabilities	32,904	42,264
Income taxes payable	1,648	1,664
Short-term debt	16,961	4,941
Deferred revenue	80,745	87,974
Total current liabilities	177,136	187,771
Long-term debt	165,178	202,759
Long-term deferred revenue	10,838	11,284
Long-term lease liabilities	25,819	28,462
Other long-term liabilities	7,476	7,786
Total liabilities	386,447	438,062

Stockholders’ deficit:
Common stock	452	442
Additional paid-in capital	1,029,675	1,036,658
Accumulated deficit	(1,156,950)	(1,168,347)
Accumulated other comprehensive loss	(2,919)	(1,677)
Total stockholders’ deficit	(129,742)	(132,924)
Total liabilities and stockholders’ deficit	$256,705	$305,138

AVID TECHNOLOGY, INC.
Consolidated Statements of Cash Flows
(unaudited - in thousands)

	Six Months Ended
	June 30,
	2021	2020
Cash flows from operating activities:
Net income (loss)	$11,397	$(4,012)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	4,321	4,330
Allowance for doubtful accounts	270	1,205
Stock-based compensation expense	6,702	4,835
Non-cash provision for restructuring	927	—
Non-cash interest expense	257	3,433
Loss on extinguishment of debt	2,579	—
Unrealized foreign currency transaction gains	(1,468)	(112)
Benefit from deferred taxes	547	383
Changes in operating assets and liabilities:
Accounts receivable	19,599	18,783
Inventories	2,326	(484)
Prepaid expenses and other assets	(2,629)	(547)
Accounts payable	(48)	(22,003)
Accrued expenses, compensation and benefits and other liabilities	(14,942)	(4,057)
Income taxes payable	(16)	66
Deferred revenue and contract assets	(10,924)	(10,932)
Net cash provided by (used in) operating activities	18,898	(9,112)

Cash flows from investing activities:
Purchases of property and equipment	(2,275)	(3,212)
Net cash used in investing activities	(2,275)	(3,212)

Cash flows from financing activities:
Proceeds from revolving line of credit	—	22,000
Proceeds from long-term debt	180,000	7,800
Repayment of debt	(205,824)	(695)
Payments for repurchase of outstanding notes	—	(28,867)
Proceeds from the issuance of common stock under employee stock plans	363	—
Common stock repurchases for tax withholdings for net settlement of equity awards	(14,038)	(2,357)
Prepayment penalty on extinguishment of debt	(1,169)	—
Partial unwind capped call cash receipt	—	875
Payments for credit facility issuance costs	(2,574)	(289)
Net cash (used in) provided by financing activities	(43,242)	(1,533)

Effect of exchange rate changes on cash, cash equivalents and restricted cash	56	682
Net (decrease) increase in cash, cash equivalents and restricted cash	(26,563)	(13,175)
Cash, cash equivalents and restricted cash at beginning of period	83,638	72,575
Cash, cash equivalents and restricted cash at end of period	$57,075	$59,400
Supplemental information:
Cash and cash equivalents	$53,337	$55,662
Restricted cash	1,422	1,663
Restricted cash included in other long-term assets	2,316	2,075
Total cash, cash equivalents and restricted cash shown in the statement of cash flows	$57,075	$59,400

AVID TECHNOLOGY, INC.
Supplemental Revenue Information
(unaudited - in millions)

Backlog Disclosure for Quarter Ended June 30, 2021

	June 30,	March 31,	June 30,
	2021	2021	2020
Revenue Backlog*

Deferred Revenue	$91.6	$97.5	$85.7
Other Backlog	309.4	319.3	337.9
Total Revenue Backlog	$401.0	$416.8	$423.6

The expected timing of recognition of revenue backlog as of June 30, 2021 is as follows:

	2021	2022	2023	Thereafter	Total

Deferred Revenue	$57.9	$27.0	$3.4	$3.3	$91.6
Other Backlog	61.3	100.0	76.3	71.8	309.4
Total Revenue Backlog	$119.2	$127.0	$79.7	$75.1	$401.0

*A definition of Revenue Backlog is included in the supplemental financial and operational data sheet available on our investor relations webpage at ir.avid.com.